Aflac Incorporated Form 8-K
EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
RAISES AFLAC JAPAN SALES OUTLOOK,
DECLARES SECOND QUARTER CASH DIVIDEND

COLUMBUS, Georgia - April 24, 2012 - Aflac Incorporated today reported its first quarter results.

Reflecting the benefit from a stronger yen/dollar exchange rate, revenues rose 21.9% to $6.2 billion in the first quarter of 2012, compared with $5.1 billion in the first quarter of 2011. Net earnings were $785 million, or $1.68 per diluted share, compared with $389 million, or $.83 per share, a year ago.

Throughout this document, certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

Net earnings in the first quarter of 2012 included after-tax realized investment losses, net of realized investment gains, of $29 million, or $.06 per diluted share, compared with net after-tax losses of $376 million, or $.79 per diluted share, in the first quarter of 2011. After-tax net realized investment gains from sales and redemptions of securities in the quarter were $51 million, or $.11 per diluted share. These gains primarily resulted from both the redemption of a previously impaired perpetual security and liquidations related to our derisking program where sales prices were slightly better than the prices they had been impaired to on December 31, 2011. After-tax net realized investment losses from impairments in the quarter were $132 million, or $.28 per diluted share. These losses primarily resulted from impairments taken on two Tier 1 securities that were sold subsequent to the end of the quarter. After-tax net realized investment gains from derivatives in the quarter were $52 million, or $.11 per diluted share.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company's underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac's derivative activities include foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated and foreign currency swaps associated with the company's senior notes. Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan's yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the first quarter were $814 million, compared with $765 million in the first quarter of 2011. Operating earnings per diluted share rose 7.4% to $1.74 in the quarter, compared with $1.62 a year ago. Operating earnings benefited by $23 million, or $.05 per share, from the increase in investment income brought about by a one-time receipt of a previously written off deferred coupon negotiated as part of our derisking activities in the first quarter.

The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.04 during the quarter. Excluding the impact from the stronger yen, operating earnings per share increased 4.9%.

Shareholders' equity was $13.6 billion at March 31, 2012, compared with $12.9 billion at December 31, 2011. Shareholders' equity at the end of the first quarter included a net unrealized gain on investment securities and derivatives of $1.4 billion, compared with a net unrealized gain of $1.2 billion at the end of December 2011. Shareholders' equity per share was $29.19 at March 31, 2012, compared with $27.76 per share at December 31, 2011. The annualized return on average shareholders' equity in the first quarter was 23.6%. On an operating basis (excluding realized investment losses and the impact of derivative gains/losses on net earnings, and unrealized investment and derivative gains/losses in shareholders' equity), the annualized return on average shareholders' equity was 27.1% for the first quarter.

On January 1, 2012, the company adopted revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC). These amended accounting rules are intended to address the diversity in practice regarding which costs qualify as DAC. The retrospective adoption of this accounting standard resulted in an after-tax cumulative charge to the company's retained earnings of $408 million, or 3.9% of adjusted shareholders' equity, as of December 31, 2010, and had an immaterial impact on net income in 2011 and for all preceding years.  This accounting standard is not applicable to the company's statutory reporting, nor will it impact the company's risk-based capital or holding company liquidity position.

AFLAC JAPAN

Aflac Japan's total revenues in yen were up 7.8% in the first quarter of 2012. Premium income in yen rose 7.8%, and net investment income increased 8.7%. Investment income growth benefited from the receipt of a deferred coupon as previously discussed. The pretax operating profit margin decreased from the first quarter of 2011, declining from 22.3% to 21.3%, reflecting a higher benefit ratio partially offset by a lower expense ratio. Pretax operating earnings in yen increased 3.2%.

The average yen/dollar exchange rate in the first quarter of 2012 was 79.59, or 3.4% stronger than the average rate of 82.32 in the first quarter of 2011. Aflac Japan's growth rates in dollar terms for the quarter were magnified as a result of the stronger average yen/dollar exchange rates.

Reflecting the stronger yen, premium income in dollars rose 12.0% to $4.1 billion in the first quarter. Net investment income was up 12.5% to $730 million. Total revenues increased 12.0% to $4.9 billion. Pretax operating earnings rose 6.8% to $1.0 billion.

Aflac Japan again produced significant sales growth in the quarter. New annualized premium sales rose 53.8% to a record ¥52.4 billion in the first quarter of 2012. In dollar terms, new annualized premium sales were $659 million. Bank channel sales were again very strong, generating ¥24.3 billion in sales in the first quarter, an increase of 208.9% over the first quarter of 2011. Sales of WAYS, Aflac's unique hybrid whole-life product, increased 283.4% over the first quarter of 2011. Cancer sales in the first quarter were up 14.2%, reflecting continued positive results from the new cancer DAYS product rolled out a year ago. At the end of January, the company introduced an upgraded medical policy, and initial consumer response has been positive.

AFLAC U.S.

Aflac U.S. total revenues rose 5.2% to $1.4 billion in the first quarter. Premium income increased 5.2% to $1.2 billion, and net investment income was up 5.5% to $152 million. The pretax operating profit margin expanded from 19.1% a year ago to 19.6%, primarily benefiting from a lower expense ratio. Pretax operating earnings were $271 million, an increase of 8.1% for the quarter.

Aflac U.S. total new annualized premium sales increased 4.5% to $351 million. First quarter sales benefited from strong performance by the broker channel. During the quarter, Aflac made inroads in developing relationships with larger national brokers that sell to the larger-case employer market. Additionally, persistency in the quarter improved to 74.7% from 73.0% a year ago.

DIVIDEND

The board of directors declared the second quarter cash dividend. The second quarter dividend of $.33 per share is payable on June 1, 2012, to shareholders of record at the close of business on May 16, 2012.

OUTLOOK

Commenting on the company's first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall results in the first quarter of 2012. Aflac Japan gets high marks for another great quarter. The tremendous sales momentum they again generated this quarter was largely propelled by success in selling through banks. Aflac Japan's first quarter production set an all-time new annualized premium sales record for the third quarter in a row. More importantly, we believe the first quarter has positioned us for another strong year of sales activities in Japan. As a result, we now expect Aflac Japan's full year sales to increase 10%, compared with our previous expectation of a sales decline.

“We are also pleased with Aflac U.S. results for the quarter. Despite challenges that remain in the U.S. economy, we continue to focus on expanding our reach to employees at companies, large and small. You'll recall that we have been establishing and developing relationships with brokers that handle the larger-case market. While this broker initiative is still in the early stages, we are excited about the opportunity this channel presents for future growth.

“With respect to our investment portfolio, we are extremely pleased with our progress in reducing our exposure to subordinated debt and perpetual securities of European financial issuers. When discussing our fourth quarter 2011 results, we stated our objective was to improve our diversification and credit profile by further reducing our exposure to European investments. We have made significant progress executing that plan. From the beginning of December 2011, we liquidated more than ¥130 billion out of the ¥150 billion of book value target we set, which includes several disposals that took place subsequent to the end of the quarter. While we still view Europe as an area of investment risk, I believe our portfolio is better-positioned to accommodate market volatility in the future.

“Additionally, I am encouraged by the initial results from our strategic business review of Aflac's global investment capabilities. This review is certainly a first step on the path to achieving our goal of being a world-class investment organization. The success of our derisking activities included the receipt of a deferred coupon that allows us to accelerate the funding of this critical global initiative, while still achieving our operating earnings-per-share objective this year. I believe the enhancements we're making to our investment team, processes and infrastructure will position us to invest our sizeable cash flows at more attractive returns through a more diversified and high-quality portfolio.

“The level of our regulatory capital ratios demonstrates our commitment to maintaining financial strength on behalf of our policyholders and bondholders. We are very pleased with the significant increase in our risk-based capital, or RBC ratio. As we have communicated over the past several years, sustaining a strong RBC ratio remains a priority for us. Although we have not yet finalized our statutory financial statements for the first quarter, we estimate our quarterly RBC ratio will be between 500% and 540%. We also expect that Aflac Japan's solvency margin ratio, or SMR, improved significantly over year-end 2011.

“Overall, I'm looking forward to another good year for Aflac, and I'm excited for our growth opportunities that lie ahead. With one quarter of the year complete, we continue to believe we are positioned for another year of solid financial performance. Although we expect the new accounting for DAC to impact earnings per share by approximately $.05, we still expect to produce operating earnings of $6.46 to $6.65 per diluted share before the impact of foreign currency translation. This range represents an increase of 3% to 6% over 2011 as restated for the change in DAC accounting compared with our prior 2012 objective of 2% to 5% growth. We believe our earnings-per-share objective for 2012 is reasonable and attainable, and we continue to look for better earnings growth in 2013.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For six consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies and by Forbes magazine as one of America's Best-Managed Companies in the Insurance category. In 2012, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 14th consecutive year. Also, Fortune magazine included Aflac on its list of Most Admired Companies for the 11th time in 2012. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac's Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com, as well as a complete listing of Aflac's investment holdings in the financial sector along with separate listings of the company's sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, April 25, 2012.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2012	2011	% Change
Total revenues	$6,240	$5,117	21.9%
Benefits and claims	3,646	3,222	13.2
Total acquisition and operating expenses	1,392	1,304	6.8
Earnings before income taxes	1,202	591	103.1
Income taxes	417	202
Net earnings	$785	$389	101.5%
Net earnings per share – basic	$1.68	$.83	102.4%
Net earnings per share – diluted	1.68	.83	102.4
Shares used to compute earnings per share (000):
Basic	465,887	468,012	(.5)%
Diluted	468,533	472,104	(.8)%
Dividends paid per share	$.33	$.30	10.0%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2012	2011	% Change
Assets:
Total investments and cash	$103,104	$88,441	16.6%
Deferred policy acquisition costs	9,542	8,897	7.2
Other assets	2,906	3,015	(3.6)
Total assets	$115,552	$100,353	15.1%
Liabilities and shareholders’ equity:
Policy liabilities	$93,004	$82,491	12.7%
Notes payable	3,964	3,017	31.4
Other liabilities	4,941	4,335	14.0
Shareholders’ equity	13,643	10,510	29.8
Total liabilities and shareholders’ equity	$115,552	$100,353	15.1%
Shares outstanding at end of period (000)	467,463	467,564	—%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2012	2011	% Change
Operating earnings	$814	$765	6.3%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(81)	(357)
Impact of derivative and hedging activities	52	(19)
Net earnings	$785	$389	101.5%
Operating earnings per diluted share	$1.74	$1.62	7.4%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.17)	(.75)
Impact of derivative and hedging activities	.11	(.04)
Net earnings per diluted share	$1.68	$.83	102.4%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2012	Including Currency Changes	Excluding Currency Changes[2]
Premium income	10.4%	7.2%
Net investment income	11.0	8.8
Total benefits and expenses	11.3	8.1
Operating earnings	6.3	3.7
Operating earnings per diluted share	7.4	4.9

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

2012 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2011			Yen Impact
70	$7.06	-	7.25	12.6	-	15.6%	$.60
75	6.73	-	6.92	7.3	-	10.4	.27
79.75*	6.46	-	6.65	3.0	-	6.1	—
80	6.45	-	6.64	2.9	-	5.9	(.01)
85	6.21	-	6.40	(1.0)	-	2.1	(.25)
*Actual 2011 weighted-average exchange rate
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

FORWARD-LOOKING INFORMATION
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector or issuer; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, tornadoes, hurricanes, earthquakes, tsunamis, and radiological disasters; and failure of internal controls or corporate governance policies and procedures.
Analyst and investor contact – Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330, or rwilkey@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com